                                                           [ITT INDUSTRIES LOGO]

PRESS RELEASE

                                                          4 West Red Oak Lane
                                                          White Plains, NY 10604
                                                          tel 914 641.2000
                                                          fax 914 696.2950



FOR IMMEDIATE RELEASE

Tom Glover
(914)-641-2160
tom.glover@itt.com


              STEVEN R. LORANGER ELECTED CHAIRMAN OF ITT INDUSTRIES
                               BOARD OF DIRECTORS
     - LORANGER SUCCEEDS LOU GIULIANO, WHO IS CONCLUDING 16-YEAR ITT CAREER

WHITE PLAINS, NEW YORK, DECEMBER 7, 2004 - The Board of Directors of ITT Industries, Inc. (NYSE: ITT) today elected the company's President and Chief Executive Officer Steven R. Loranger to the position of Board Chairman. Loranger replaces Lou Giuliano in this capacity, who earlier this year retired as ITT's President and Chief Executive Officer. Loranger's election completes the corporate succession plan announced in February. Giuliano will remain on the ITT Industries Board until December 31, after which, in addition to Loranger, there will be eight other Board members.

Loranger, 52, was named President and Chief Executive Officer and elected to the Board of Directors of ITT Industries in June of this year. Immediately prior to that, he was Chief Operating Officer of Textron, Inc., having joined that company in 2002 after a 23-year career at Honeywell.

Today's Board action concludes Giuliano's successful 16-year career with ITT Industries and its predecessor company ITT Corporation. He joined the company in 1988 in the Defense Electronics & Services business, and was named its president in 1993. He was named President and Chief Operating Officer of ITT Industries in 1998, and became Chairman and Chief Executive Officer in 2001.

"Lou's focus on creating value and customer service, his leadership, sound business judgment and personal integrity have left an indelible imprint on ITT Industries, and have certainly left us in a stronger position from which to continue growing the company," Loranger said. "During Lou's tenure, the company established an industry-leading track record of total shareholder return and organic growth. Most impressive among his accomplishments was the implementation of Value-Based Six Sigma, a process improvement initiative now incorporated in our worldwide operations. Lou's relentless pursuit of excellence proved contagious, a lasting inspiration for thousands of ITT employees worldwide, and is most evident in the company's strong financial and operational performance. While we will all miss the regular contact with Lou, everyone at ITT Industries extends to him and his family our very best wishes."

                                                           [ITT INDUSTRIES LOGO]

Loranger is a Phi Beta Kappa graduate of the University of Colorado, where he earned Bachelors and Masters degrees in science. Loranger served as an officer and pilot in the United States Navy from 1975 to 1981. He is a member of the Business Roundtable and serves on the boards of the National Air and Space Museum and the Congressional Medal of Honor Foundation.

ABOUT ITT INDUSTRIES: ITT Industries, Inc. (www.itt.com) is a $6 billion global multi-industry company based in White Plains, NY. ITT supplies advanced technology products and services in key markets including: fluid and water management including water treatment; defense communication, opto-electronics, information technology and services; electronic interconnects and switches; and other specialty products. In addition to the New York Stock Exchange, ITT Industries stock is traded on the Midwest, Pacific, London, Paris and Frankfurt exchanges.

                                    ###


                                       2